1505 Tyrell Lane, Boise, ID 83706
Tel: 208.424.1027 Fax: 208.424.1030

TRADING SYMBOLS: November 3, 2009
In the United States: NYSE Amex: **HTM** and in Canada: TSX: **GTH**

KEY CONSTRUCTION PERMIT APPROVED FOR U.S. GEOTHERMAL'S NEAL HOT SPRINGS PROJECT

BOISE, Idaho – November 3, 2009 (NYSE Amex: **HTM,** TSX: **GTH**) U.S. Geothermal Inc. ("U.S. Geothermal"), a renewable energy company focused on the development, production and sale of electricity from geothermal energy, announced today that it has received the Conditional Use Permit from the Malheur County Planning Commission for construction of its proposed 22 net megawatt power plant at Neal Hot Springs in eastern Oregon. The Conditional Use Permit received unanimous approval at a September 24, 2009 Planning Commission meeting and was issued on October 28, 2009.

Daniel Kunz, U.S. Geothermal's President and CEO said, "Approval of the Conditional Use Permit is a key project milestone. We appreciate the continued support from Malheur County and the State of Oregon as we advance toward construction of the Neal Hot Springs geothermal power plant." U.S. Geothermal anticipates receipt of a term sheet for a project loan from the U.S. Department of Energy for the Neal Hot Springs project which is currently undergoing due diligence review. Work also continues on a draft power purchase agreement that is projected to be completed soon. The $106 million project is expected to qualify for about $27 million under the ITC cash grant program and is currently planned to be online by the fourth quarter of 2011.

About U.S. Geothermal:
U.S. Geothermal, a renewable energy development company with operating geothermal power plants at Raft River, Idaho and San Emidio, Nevada, is proceeding with a temperature gradient drilling program and has recently completed development drilling of a second full scale production well at Neal Hot Springs toward development of its third operating geothermal power plant.

Please visit our Website at: www.usgeothermal.com

FOR ADDITIONAL INFORMATION PLEASE CONTACT:
Saf Dhillon - Investor Relations
Tel: 866-687-7059
Fax: 208-424-1030
saf@usgeothermal.com